EXHIBIT 4.54

Private and Confidential

DATED 31 January 2017

AMORGOS SHIPPING CORPORATION

and

ANDROS SHIPPING CORPORATION (1)

ABN AMRO BANK N.V. (2)

FACILITY AGREEMENT

in respect of a loan of up to

USD26,650,000

INCE & CO

PIRAEUS

Index

Clause		Page
1	Purpose and definitions	3

2	The Bank’s Commitment, Advance and Use of Proceeds	19

3	Interest and Interest Periods	20

4	Repayment and prepayment	22

5	Fees and expenses	24

6	Payments and taxes; Accounts and calculations	25

7	Representations and warranties	28

8	Undertakings	36

9	Conditions	48

10	Events of Default	49

11	Indemnities	53

12	Unlawfulness and increased costs mitigation	53

13	Security, set-off and miscellaneous	55

14	Accounts	57

15	Assignment, transfer and lending office	59

16	Notices	61

17	Borrowers’ obligations	62

18	Governing law	64

19	Jurisdiction	64

Schedule 1 Form of Drawdown Notice

Schedule 2 Conditions precedent

Schedule 3 Vessel details

Schedule 4 Manadatory Cost

Schedule 5 Form of Compliance Certificate

Execution page		67

THIS AGREEMENT is dated 31 January 2017 and made BETWEEN:

(1)	AMORGOS SHIPPING CORPORATION and ANDROS SHIPPING CORPORATION as joint and several Borrowers; and

(2)	ABN AMRO BANK N.V. as Bank.

IT IS AGREED as follows:

1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Bank agrees to make available to the Borrowers a facility in an amount not exceeding the lesser of (i) twenty six million six hundred and fifty thousand Dollars (USD26,650,000) and (ii) 65% of the aggregate Valuation Amounts of the Vessels (to be determined no more than 30 days prior to the Drawdown Date) in one advance, to be used for general corporate purposes of the Borrowers.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means together the Earnings Accounts and the Retention Account;

“Account Security” means a deed or other instrument in respect of each Earnings Account and the Retention Account executed or to be executed by the Borrowers in favour of the Bank in such form as the Bank may require in its sole discretion;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Approved Broker” means each of (i) H. Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) Arrow Sale & Purchase (UK) Limited of Harbour House, Chelsea Harbour, London SW10 0XE, England, (iii) SSY Valuation Services Limited of Lloyds Chambers, 1 Portsoken Street, London E1 8PH, England, (iv) Fearnleys of P.O. Box 1158 Sentrum, 0107 Oslo, Norway, (v) Maersk Broker K/S, Midtermolen 1, 2100 Copenhagen, Denmark, (vi) Braemar Seascope Limited of One Strand, Trafalgar Square, London WC2N 5HR, England and (vii) E.A. Gibson Shipbrokers Ltd., Audrey House, 16-20 Ely Place, London EC1N 6SN, England, or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Bank and agreed with the Borrowers;

“Assignee” is defined in clause 15.3;

“Bank” means ABN AMRO Bank N.V., duly incorporated under the laws of Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting for the purposes of this Agreement through its office at Coolsingel 93, 3012, AE Rotterdam, The Netherlands (or of such other address as may last have been notified to the Borrowers pursuant to clause 16.2.3);

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and a day (other than Saturday or Sunday) on which banks are open for general business in London, Athens, Piraeus, Amsterdam, Rotterdam and New York City (or any other relevant place of payment under clause 6);

“Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Basel IV” means any amendment, replacement or refinement of Basel III known or to be known as “Basel IV”;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrowers” means each of Amorgos Shipping Corporation (“Amorgos”) and Andros Shipping Corporation (“Andros”), each of which is incorporated in the Marshall Islands and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, and in the plural means both of them;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Bank at any time and from time to time as having been incurred by it in maintaining or funding the Loan or in liquidating or re employing fixed deposits acquired to maintain the same as a result of either:

(a)	any repayment or prepayment of the Loan or any part thereof otherwise than in accordance with, respectively, clause 4.1 or clause 4.3 whether on a voluntary or involuntary basis or otherwise howsoever or

(b)	of the Borrowers failing or being incapable of drawing the Loan after a Drawdown Notice has been given;

“Casualty Amount” means five hundred thousand Dollars (USD500,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Change of Control Event” means the occurrence after the Execution Date of any of the following:

(i)	the Permitted Owners sell any shares in the Corporate Guarantor which would reduce the proportion of issued shares owned by them in aggregate in the Corporate Guarantor to below 30%; or

(ii)	the Corporate Guarantor issues further shares which would reduce the proportion of issued shares in the Corporate Guarantor owned by the Permitted Owners in aggregate to below 30%;

“Charter Assignment” means a specific assignment of each Extended Employment Contract required to be executed hereunder by either Owner in favour of the Bank (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Bank may require in its sole discretion;

“Classification” means, in relation to each Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Vessel, any IACS classification society which the Bank shall, at the request of the Borrowers, have agreed in writing shall be treated as the classification society in relation to such Vessel for the purposes of the relevant Ship Security Documents;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commitment” means the maximum amount which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 5 signed by the chief financial officer of the Corporate Guarantor;

“Compulsory Acquisition” means, in respect of a Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Bank) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered (subject to any applicable deductible) by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Corporate Guarantee” means the guarantee required to be executed hereunder by the Corporate Guarantor in such form as the Bank may require in its sole discretion;

“Corporate Guarantor” means Navios Maritime Acquisition Corporation, a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(c)	any other law or regulation which implements Basel III;

“CRR” means Regulations (EU) No. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

“Deed of Covenant” means, in respect of Vessel A, the deed of covenant collateral to the Mortgage in respect thereof executed or to be executed by the Owner thereof in favour of the Bank in such form as the Bank may require in its sole discretion;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earlier of (i) 29 May 2017 and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings Account” means, in respect of each Borrower, a USD Account required to be opened hereunder with the Bank in the name of that Borrower designated “[NAME OF BORROWER] - Earnings Account” and includes any other account designated in writing by the Bank to be an Earnings Account for the purposes of this Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of either Borrower, the Manager or any other Group Member or any other person having a contractual relationship with either Borrower, the Manager or any other Group Member in connection with any Relevant Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Vessel;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Vessel required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from any Relevant Vessel; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Vessel which involves collision between a Relevant Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Vessel, the Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Vessel and where such Relevant Vessel is actually or potentially liable to be arrested as a result and/or where the Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means, in respect of a Mortgaged Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of either Vessel in any pool) which has a tenor exceeding twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the Drawdown Date and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(d)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(e)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(f)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Security Document that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Bank is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Flag State” means Malta, the Republic of the Marshall Islands or such other state or territory agreed by the Bank, at the request of the Borrowers, as the “Flag State” of the Vessels for the purposes of the Security Documents;

“General Assignment” means, in respect of each Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Bank in such form as the Bank may require in its sole discretion, and in the plural means both of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means at any relevant time the Corporate Guarantor and its Subsidiaries but excluding any company which is publicly listed;

“Group Member” means any member of the Group;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IACS” means the International Association of Classification Societies;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than 3 months, the date falling at the end of each successive period of 3 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with the provisions of clause 3;

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to each Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to such Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, partnership or any other entity;

“Latest Accounts” means, in respect of any financial quarter or year of the Group, the latest unaudited (in respect of each financial quarter) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 8.1.6;

“LIBOR” means, in relation to the Loan, any part of the Loan or any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the Interest Period of the Loan, that part of the Loan or that Unpaid Sum ) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for dollars and for a period comparable to the Interest Period of the Loan, that part of the Loan or that Unpaid Sum and if any such rate is less than zero LIBOR shall be deemed to be zero;

“Loan” means the principal amount borrowed by the Borrowers under this Agreement or (as the context may require) the principal amount in respect of the Loan Facility owing to the Bank under this Agreement at any relevant time;

“Loan Facility” means the loan facility provided by the Bank on the terms and subject to the conditions of this Agreement in the amount of the lesser of (i) twenty six million six hundred and fifty thousand Dollars (USD26,650,000) and (ii) 65% of the aggregate Valuation Amounts of the Vessels (to be determined no more than 30 days prior to the Drawdown Date);

“Liquidity” means:

(a)	cash in hand legally and beneficially owned by any Group Member; and

(b)	cash deposits legally and beneficially owned by any Group Member and which are deposited with (A) the Bank or (B) any other bank or financial institution,

which in each case is at the free and unrestricted disposal of the relevant Group Member by which it is owned;

“Management Agreement” means, in respect of each Vessel, the agreement between the relevant Owner and the Manager in a form previously approved in writing by the Bank;

“Manager” means Navios Tankers Management Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or any other person appointed by an Owner, with the prior written consent of the Bank, as the manager of the relevant Mortgaged Vessel;

“Manager’s Undertakings” means, collectively, the undertakings and assignments required to be executed hereunder by the Manager in favour of the Bank in respect of each of the Vessels each in such form as the Bank may require in its sole discretion (and “Managers’ Undertakings” means both of them);

“Mandatory Cost” means in relation to any period a percentage calculated for such period at an annual rate determined by the application of the formula set out in schedule 4;

“Margin” means four per cent (4%) per annum;

“Material Adverse Effect” means any event or occurrence which the Bank reasonably determines has had or could reasonably be expected to have a material adverse effect on (i) the validity, enforceability, effectiveness or ranking of any Security Document or the Bank’s rights under, or the security provided by, or purported to be provided by, any Security Document or (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Bank to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Bank in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the Loan;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in the such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:

(i)	in relation to Vessel A, the first priority statutory Maltese mortgage thereof; and

(ii)	in relation to Vessel B, the first preferred Marshall Islands mortgage thereof,

each required to be executed hereunder by the Owner thereof, in such form as the Bank may agree or require, and in the plural means both of them;

“Mortgaged Vessel” means, at any relevant time, a Vessel which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Bank pursuant to clause 4.3 or 4.4 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period

“Navios Group” means Navios Holdings and its Subsidiaries;

“Navios Holdings” means Navios Maritime Holdings Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

“Net Worth” means, by reference to the Latest Accounts in respect of the Group, the Total Assets (based on book values) less Total Liabilities of the Group;

”Notes” means together (i) the USD610,000,000 in aggregate principal amount of 8.125% First Priority Ship Mortgage Notes due in 2021 issued by the Corporate Guarantor and Navios Acquisition Finance (US) Inc. (the “Issuers”) on 13 November 2013 pursuant to an indenture dated as of 13 November 2013 (as amended by a first supplemental indenture dated as of 8 January 2014, a second supplemental indenture dated as of 20 February 2014 a third supplemental indenture dated as of 31 March 2014, and a fourth supplemental indenture dated as of 28 May 2014) and (ii) the USD60,000,000 in aggregate principal amount of 8.125% First Priority Ship Mortgage Notes due in 2021 issued by the Issuers on 31 March 2014;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in relation to:

(a)	Vessel A, Amorgos; and

(b)	in relation to Vessel B, Andros,

and in the plural means both of them;

“Party” means a party to this Agreement.

“Permitted Encumbrance” means any Encumbrance created pursuant to or expressly permitted by the Security Documents and Permitted Liens or otherwise permitted by the Bank or any rights of pledge and/or set off of the Bank under and pursuant to its general banking conditions (algemene bankvoorwaarden);

“Permitted Liens” means any lien on a Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount;

“Permitted Owners” means, in relation to the Corporate Guarantor, any one or more of Navios Holdings, Mrs Angeliki Frangou and their respective Affiliates;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Banking Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Bank in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Bank at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;

“Reference Banks” means the branch of ABN AMRO Bank N.V. at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands and the London branch of ABN AMRO Bank N.V. or such other banks as may be appointed by the Bank in consultation with the Borrowers;

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Interbank Market” means the London interbank market;

“Relevant Vessel” means each of the Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Dates” means subject to clause 6.3, each of the dates falling at quarterly intervals after the Drawdown Date, up to and including the earlier of (a) the date falling 12 months following the Drawdown Date and (b) 30 March 2018;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity or central bank or other self-regulating or supra-national authority in order to enable the Borrowers lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Bank) which is at any relevant time 133% of the Loan;

“Restricted Person” means a person that is:

(i)	listed on any Sanctions List;

(ii)	located in, incorporated under the laws of, or to the knowledge of the Borrowers and/or Corporate Guarantor, owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions;

“Retention Account” a USD Account required to be opened hereunder with the Bank in the joint names of the Borrowers designated “[NAME OF BORROWERS] – Retention Account” and includes any other account designated in writing by the Bank to be a Retention Account for the purposes of this Agreement;

“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(i)	the United States government;

(ii)	the United Nations;

(iii)	the European Union or any of its Member States;

(iv)	the United Kingdom;

(v)	any country to which any Security Party or any other member of the Group or any of their Affiliates is bound; or

(vi)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities” and each, “Sanctions Authority”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate after consultation with the Borrowers;

“Security Documents” means this Agreement, the Mortgages, the Deed of Covenant, the Corporate Guarantee, the General Assignments, the Charter Assignments, the Account Security, the Manager’s Undertakings, the Shares’ Charges, any Subordinated Debt Security and any other documents as may have been or shall from time to time after the date of this Agreement be executed in favour of the Bank to guarantee and/or to govern and/or to secure payment of all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement (whether or not any such document also guarantees and/or secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Corporate Guarantor, the Shareholder, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Value” means the amount in USD (as certified by the Bank) which, at any relevant time, is the aggregate of (i) the Valuation Amounts of the Mortgaged Vessels as most recently determined in clause 8.2.2 and (ii) the market value of any additional security (or, in the case of cash, Dollars, at its face value) at that time held by the Bank and provided under clause 8.2.1 or otherwise;

“Shareholder” means Aegean Sea Maritime Holdings Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Shares Charge” means in respect of each Borrower, the first priority charge of all the shares of and in that Borrower executed or to be executed by the Shareholder in favour of the Bank in such form as the Bank may agree or require in its sole discretion and in the plural means both of them;

“Ship Security Documents” means in relation to each Vessel, the Mortgage, the General Assignment, the Charter Assignment, the Deed of Covenant (in relation to Vessel A) and the Manager’s Undertaking in respect of such Vessel;

“Specified Time” means 11:00 am London time;

“Subordinated Creditor” means:

(a)	the Shareholder; or

(b)	the Corporate Guarantor; or

(c)	the Manager; or

(d)	any other member of the Group.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Bank in such form as the Bank may agree or require in its sole discretion.

“Subordinated Finance Document” means any document relating to or evidencing Subordinated Liabilities.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by the Borrower to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

“Subordination Deed” means a subordination deed entered into or to be entered into by each Subordinated Creditor and the Bank in such form as the Bank may agree or require in its sole discretion.

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, provided that cash (which shall have the meaning given thereto under US GAAP) shall be deducted from Total Assets and Total Liabilities;

“Total Loss” means, in respect of each Vessel:

(c)	actual, constructive, compromised, agreed or arranged total loss of such Vessel; or

(d)	Compulsory Acquisition; or

(e)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the relevant Owner within thirty (30) (or, in the case of seizure of the Vessel by pirates, ninety (90)) days after such incident;

“Transferee” is defined in clause 15.4;

“U.S.” means the United States of America;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the reasonable opinion of the Bank become the subject of a notification by the Bank to the Borrowers under clause 12.1; and

“Underlying Documents” means, together, any Extended Employment Contracts and the Management Agreements ;

“Unpaid Sum” means any sum due and payable but unpaid by a Security Party under the Security Documents;

“Valuation Amount” means, in respect of each Mortgaged Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessel” means each of Vessel A and Vessel B and in the plural means both of them;

Words and expressions defined in Schedule 3 (Vessel Details) shall have the meanings given to them therein as if the same were set out in full in this clause 1.2.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements hereto executed from time to time;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) and/or (2) Basel III and/or (3) Basel IV and/or (4) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III and/or Basel IV (including CRD IV and CRR), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Bank shall also include a Transferee;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to Rotterdam time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Bank as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrowers except for manifest error;

1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by the Bank such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrowers under this Agreement, howsoever and whensoever arising;

1.3.14	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible and

1.3.15	a Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.4	Accounting Terms and references to currencies

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted international accounting principles (or such other accounting principles as the Bank deems appropriate). Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

No part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

1.6	Bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this clause:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

”Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

2	THE BANK’S COMMITMENT, ADVANCE AND USE OF PROCEEDS

2.1	The Commitment

The Bank, in reliance upon each of the representations and warranties in clause 7, agrees to lend to the Borrowers upon and subject to the terms of this Agreement, the principal sum of the lesser of (i) twenty six million six hundred and fifty thousand Dollars (USD26,650,000) and (ii) 65% of the aggregate Valuation Amounts of the Vessels (to be determined no more than 30 days prior to the Drawdown Date) in one advance.

2.2	Drawdown

On the terms and subject to the conditions of this Agreement, the Loan shall be advanced on the Drawdown Date following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10 a.m. on the second Banking Day before the proposed Drawdown Date. The Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Availability

Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, make the Loan available to the Borrowers on the Drawdown Date in accordance with clause 2.2. The Borrowers acknowledge that payment of the Loan in accordance with clause 2.2 shall satisfy the obligation of the Bank to lend the Loan to the Borrowers under this Agreement.

2.4	Cancellation

If any part of the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall thereupon be automatically cancelled and the Bank shall have no further obligation under this Agreement.

2.5	Use of proceeds

2.5.1	Without prejudice to the Borrowers’ obligations under clause 8.1.4, the Bank shall have no responsibility for the Borrowers’ use of the proceeds of the Loan.

2.5.2	The Borrower shall not, and shall procure that no Security Party or other Group Member or any affiliate of any of them shall, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in the Borrower, any other Security Party or the Bank being in breach of any Sanctions or becoming a Restricted Person.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrowers agree to pay interest on the Loan or part thereof in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months and on the last day of such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin, (b) LIBOR and (c) Mandatory Cosy (if any) for that Interest Period.

3.2	Selection of Interest Periods

An Interest Period shall have a duration of three (3) months or six (6) months or such other length as the Borrowers may select and the Bank may agree, subject to (i) the same being available in the London Interbank Market and (ii) receipt of the Borrowers’ written request by the Bank not later than 10 a.m. (Rotterdam time) on the third Banking Day before the start of each such Interest Period.

3.3	Determination of Interest Periods

The length of each Interest Period shall be as requested by the Borrowers under clause 3.2 but so that:

3.3.1	the first Interest Period starts on the Drawdown Date and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling in that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part consisting of the balance of the Loan having an Interest Period ascertained in accordance with the other provisions of this clause 3; and

3.3.3	if the Borrowers fail to specify the length of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall last three months or such other period as complies with this clause 3.3.

3.4	Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank under this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin, (c) LIBOR and (d) Mandatory Costs (if any) for such periods. Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Bank and on the day on which all amounts in respect of which interest is being paid under this Clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Bank under clause 10.2 or a prepayment pursuant to clauses 4.2, 4.3, 4.5, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank compounded at such intervals as the Bank selects.

3.5	Notification of Interest Periods and interest rate

The Bank agrees to notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the commencement of any Interest Period, the Bank determines:

(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(b)	that deposits in USD are not available to the Bank in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;

the Bank shall promptly give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice, regardless of any other provision of this Agreement, any undrawn amount of the Commitment may not be borrowed until notice to the contrary is given to the Borrowers by the Bank;

3.6.2

within ten (10) days of any Determination Notice being given by the Bank under clause 3.6.1, the Bank must certify an alternative basis (the “Substitute Basis”) for maintaining its Commitment or the Loan (as the case may be). The Substitute Basis may at the Bank’s sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank. The Substitute Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply and, subject to the other provisions of this Agreement, the Commitment may again be borrowed, Provided that the Banks shall try to ensure that any loss suffered by the Borrower as a result of the circumstances referred to above are kept to a minimum. If the Borrowers do not agree with any Substitute Basis certified by the Bank and if there is no agreement between the parties, then the Borrowers may prepay the Loan or the relevant part thereof, and the terms of clause 4.5 and 4.6 shall apply to any such prepayment.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	Subject as otherwise provided in this Agreement, the Borrowers must repay the Loan by (i) four (4) equal quarterly instalments of USD650,000 each, one such instalment to be repaid on each Repayment Date and (ii) a balloon instalment of USD24,050,000 (the “Balloon Instalment”) to be repaid on the final Repayment Date.

4.1.2	The Borrowers shall on the Maturity Date also pay to the Bank all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

The Borrowers may prepay the Loan in whole or part (being USD500,000 or any larger sum which is a whole multiple of USD500,000) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Mandatory Prepayment on Total Loss/sale of Mortgaged Vessel

4.3.1	If a Mortgaged Vessel is sold or becomes a Total Loss, the Borrowers shall, on the Relevant Date, prepay the Loan by an amount equal to the greater of (i) such amount of the Loan as would need to be prepaid to ensure that if the Security Value were determined as a percentage of the Loan immediately after such prepayment was made it would be no less than such percentage as determined immediately before such prepayment was made and (ii) such amount of the Loan as would need to be prepaid to ensure that after such prepayment there could be no security shortfall under clause 8.2.

4.3.2	If the last Mortgaged Vessel is sold or becomes a Total Loss, the Borrowers shall, on the Relevant Date, prepay the Loan in full.

4.3.3	In this clause 4.3, “Relevant Date” means:

(a)	in the case of a sale of a Mortgaged Vessel, the earlier of (i) the date on which the sale is completed by delivery of that Vessel to the buyer and (ii) the date on which the sale proceeds are paid in freely available funds to the relevant Borrower; and

(b)	in the case of a Total Loss of a Mortgaged Vessel, the earlier of (i) the date falling 120 days after that on which that Vessel became a Total Loss and (ii) the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage or the Deed of Covenant (as the case may be) for such Vessel) is, received by the relevant Borrower (or the Bank pursuant to the Security Documents).

4.4	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;

(b)	in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(d)	in the case of Compulsory Acquisition, on the last day of the Relevant Period relating thereto (as defined in the definition of “Compulsory Acquisition”); and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Vessel for more than ninety (90) days, upon the expiry of the Relevant Period where “Relevant Period” means, for the purposes of this clause 4.4(e), either (i) the period of ninety (90) days after the date upon which the relevant incident occurred or, (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach.

4.5	Mandatory prepayment on Change of Control/illegality

4.5.1	The Borrowers must prepay the Loan in full:

(a)	upon the occurrence of the circumstances referred to in clause 12.1 and then, in accordance with that clause; and

(b)	within 60 Banking Days of the occurrence of a Change of Control Event.

4.6	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.6.1	accrued interest on the amount of the Loan to the date of such prepayment;

4.6.2	any additional amount payable under clauses 3.6, 6.6 or 12.2; and

4.6.3	all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any Break Costs.

4.7	Notice of prepayment; reduction of repayment instalments

4.7.1	No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least five (5) days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.7.2	Any amounts prepaid pursuant to clause 4.2 and 4.3 shall be applied against the Loan in reducing the repayment instalments thereof (including the Balloon Instalment) pro rata.

4.7.3	The Borrowers may not prepay any part of the Loan except as expressly provided in this Agreement.

4.7.4	No amount repaid or prepaid may be re-borrowed.

5	FEES AND EXPENSES

Commission

5.1.1	The Borrowers agree to pay to the Bank quarterly in arrears from the Execution Date until the end of the Drawdown Period and on the last day of the Drawdown Period, commitment commission computed from 20 January 2017 at a rate of two per cent. (2%) per annum on the daily amount of the Commitment.

5.1.2	The commission referred to in clause 5.1.1 must be paid by the Borrowers to the Bank, whether or not any part of the total Commitment is ever advanced and shall be non-refundable.

5.2	Fee

The Borrower shall pay to the Bank on the Drawdown Date a non-refundable arrangement fee in an amount equal to 1.25% of the amount of the Loan Facility.

5.3	Expenses

The Borrowers agree to reimburse the Bank on a full indemnity basis within ten (10) days of demand all expenses and/or disbursements whatsoever (including without limitation legal, printing, travel and out of pocket expenses and expenses related to the provision of legal and insurance opinions referred to in schedule 2) certified by the Bank as having been incurred by it from time to time:

5.3.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, indulgence or the granting of any waiver or consent howsoever in connection with any of the Security Documents (including legal fees and any travel expenses); and

5.3.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretion under any of the

Security Documents or any amendment thereto or consideration of the Bank’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were incurred to the date of payment (as well after as before judgment).

5.4	Value Added Tax

All fees and expenses payable under to this clause 5 must be paid with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.5	Stamp and other duties

The Borrowers must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank but excluding any FACTA Deduction) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Bank against any liability arising by reason of any delay or omission by either Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrowers under any of the Security Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, to such account at the Bank or to such other account at such other bank in such place as the Bank may from time to time notify to the Borrowers.

6.2	Payment by the Bank

The proceeds of the Loan to be advanced by the Bank to the Borrowers under this Agreement must be remitted in USD on the Drawdown Date to the account or accounts specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrowers under any of the Security Documents, or under any order or judgment given or made in relation thereto or for any other reason whatsoever, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrowers undertake to indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to covert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes

If at any time the Borrowers must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers in respect of such payment must then be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been made and the Borrowers agree to indemnify the Bank on demand against any losses or costs certified by the Bank to have been incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers must promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank agrees to maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Bank may assume receipt

Where any sum is to be paid under the Security Documents to the Bank, the Bank may assume that the payment will be made when due and the Bank may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Bank, then the person to whom such sum was so made available must on request refund such sum to the Bank together with interest thereon sufficient to compensate the Bank for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Bank for any and all loss or expense which the Bank may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Bank from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Bank under any of the Security Documents, the Bank must apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Bank under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Bank under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Bank of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Bank of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.5	fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.9.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.1 to 6.9.6 may be varied by the Bank without any reference to, or consent or approval from, the Borrowers.

6.10	FATCA

6.10.1	FACTA Information

(a)	Subject to sub-clause (c) below, each Party shall, within ten (10) Banking Days of a reasonable request by another Party:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA

(iii)	supply to the requesting party such forms, documentation and other information relating to its status as the requesting party reasonably requests for the purposes of the requesting party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another party pursuant to paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Bank to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Bank;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FACTA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) (i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Security Documents (and payments under them) as if it is not a FATCA Exempt Part until such time as the Party in question provides the requested confirmation, forms, documentation or other information

6.10.2	Gross-up in the event of a FATCA Deduction – Borrowers

(a)	If a Borrower is required to make a FATCA Deduction, that Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

(b)	If a FATCA Deduction is required to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required;

(c)	Each Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Bank accordingly; and

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the relevant Borrower shall deliver to the Bank evidence satisfactory to the Bank that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

Each Borrowers represents and warrants to the Bank that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated or formed, as the case may be, and validly existing in good standing, under the laws of its respective country of incorporation or formation, in each case, as a corporation, as the case may be, and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Bank in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrowers to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms and the Mortgages, the Deed of Covenant, the General Assignments, the Charter Assignments, the Shares Pledges and the Account Security will create first priority Encumbrances;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

(a)	no Default has occurred and is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Security Documents; and

(b)	no other event or circumstance is outstanding which constitutes a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or to which its assets are subject which has a Material Adverse Effect;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of either Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Account Security), the choice of the law of the relevant Flag State to govern the Mortgages, the choice of Dutch law to govern the Account Security and the submission by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Group in respect of the relevant financial year as delivered to the Bank present or will present fairly and accurately the financial position of the Corporate Guarantor and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Corporate Guarantor and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Corporate Guarantor nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information / Material Adverse Effect

all information, whatsoever provided by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Bank; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrowers shall apply the Loan only for the purposes specified in clause 1.1;

7.1.16	No Encumbrance/no Borrowed Money

None of the assets of either Borrower is subject to any Encumbrance (save for permitted Encumbrances), and no Borrower has any obligations in respect of Borrowed Money other than under the Security Documents;

7.1.17	The Mortgaged Vessels

throughout the Facility Period, each Mortgaged Vessel will be:

(i)	in the absolute sole, legal and beneficial ownership of the relevant Owner;

(ii)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(iii)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(iv)	in good and sea-worthy and cargo-worthy condition;

(v)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society which have not been complied with in accordance with their terms (save as agreed by the Bank in writing);

(vi)	insured in accordance with the Mortgage or Deed of Covenant (as the case may be); and

(vii)	managed by the Manager in accordance with the terms of the relevant Management Agreement.

7.1.18	Sharing of Earnings

except with the prior written consent of the Bank, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) of either Mortgaged Vessel may be shared or pooled howsoever with any other person except for customary profit sharing arrangements under a charterparty (it being understood that any arrangement under which a Borrower receives a share of income received by a charterer of its Vessel is not subject to this Clause);

7.1.19	Freedom from Encumbrances

neither Mortgaged Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Accounts nor any Extended Employment Contract in respect of the Mortgaged Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances and the security created by the Security Documents will constitute perfected security on the assets described in the Security Documents;

7.1.20	Environmental Matters

except as may already have been disclosed by the Borrowers in writing to, and acknowledged and accepted in writing by, the Bank:

(a)	the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates, have complied with the provisions of all Environmental Laws;

(b)	the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against either Borrower, or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d)	there has been no Environmental Incident;

7.1.21	ISM and ISPS Code

each of the Borrowers has complied with and continues to comply with and has procured that the Manager has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular each Borrower or the Manager has obtained and maintains a valid DOC and SMC for each Mortgaged Vessels and that it and the Manager has implemented and continues to implement an ISM SMS;

7.1.22	No adverse consequences

the jurisdiction of incorporation of each Borrower will not in any way adversely affect the Bank or its rights under the Security Documents;

7.1.23	Copies true and complete

the Certified Copies of the constitutional documents of the Security Parties and the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.24	No breach of laws

to the best of its knowledge, no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation;

7.1.25	Beneficiary of Loan

the Borrowers and other members of the Group are the ultimate beneficiaries of the Loan;

7.1.26	Indebtedness

no Security Party has incurred any Indebtedness save under this Agreement or as otherwise disclosed to the Bank or as disclosed in the Group’s public filings;

7.1.27	Filings/Tax compliance

each Borrower and the Corporate Guarantor has filed all tax and other fiscal returns required to be filed by any tax authority to which it is subject;

7.1.28	No office in England

neither Borrower has an office in England;

7.1.29	Legal compliance.

no Security Party has in any way contravened any applicable law, statute, rule or regulation (including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Foreign Corrupt Practices Act of 1977 of the USA and all such as relate to money laundering, terrorism and/or bribery);

7.1.30	Restricted Persons, unlawful activity

(a)	to the best of its knowledge, none of the shares in either Borrower, any Security Party or either Vessel are or will be at any time during the Facility Period legally and beneficially owned and controlled by a Restricted Person;

(b)	to the best of its knowledge, no Restricted Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties;

7.1.31	Anti-bribery

to the best of its knowledge and belief, none of the improper or illegal acts referred to in clause 8.1.28 (Anti-bribery) have occurred prior to the date of execution of this Agreement;

7.1.32	Insolvency

none of the Security Parties is unable or has admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.33	No business

neither Borrower has undertaken any business or employed any person or incurred any obligations in respect of any pension scheme, save in respect of the Master, officers and crew of the Vessel owned by it;

7.1.34	Money laundering

in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Security Documents to which either Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering;

7.1.35	Accounting reference date

each Borrower’s and the Corporate Guarantor’s accounting reference date is 31 December;

7.1.36	Managers

the Manager is fit and proper commercial and technical manager of the Vessels, with the sufficient and fully trained personnel, experience and ability to perform its obligations in accordance with all applicable laws and regulations and in accordance with first class international ship management practice;

7.1.37	Sanctions

no Security Party nor other Group Member nor any director, officer, agent, employee of any Security Party or other Group Member or any person acting on behalf of any Security Party or other Group Member, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person;

7.1.38	FATCA

none of the Security Parties is a FATCA FFI or a US Tax Obligor; and

7.1.39	Address commission

there are no rebates, commissions or other payments in connection with any Underlying Document other than those referred to in it;

7.1.40	Disclosure of material facts

no Borrower is aware of any material facts or circumstances which have not been disclosed to the Bank and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers;

7.1.41	Anti-corruption laws

each Security Party has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

7.1.42	Shares

the shares of each Borrower are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of each Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Borrower (including any option or right of pre-emption or conversion);

7.1.43	Legal and beneficial ownership

each Security Party is the sole legal and beneficial owner of the respective assets over which it purports to grant an Encumbrance under the Security Documents;

7.1.44	Vessel’s employment

Each Vessel shall on the first day of the Facility Period be free of any other charter commitment which, if entered into after that date, would require approval under the Security Documents; and

7.1.45	Taxation

(a)	no Borrower is materially overdue in the filing of any tax returns nor overdue in the payment of any amount in respect of tax;

(b)	no claims or investigations are being, or are reasonably likely to be, made or conducted against either Borrower with respect to taxes such that a liability of, or claim against, it is reasonably likely to arise for an amount for which is reasonably likely to have a Material Adverse Effect;

(c)	each Borrower is resident for tax purposes only in the jurisdiction of its incorporation.

7.2	Repetition of representations and warranties

On each day throughout the Facility Period the Borrowers shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

Each Borrower undertakes with the Bank that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Bank (a) of any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, of details of any Proceedings involving any Security Party which could have a material adverse effect on that Security Party and/or the operation of either of the Vessels (including, but not limited to any Total Loss of a Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened and (c) if it knows that any of the financial covenants referred to in clause 8.1.17 will not be complied with;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Bank with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence / Ownership

ensure that each Security Party maintains its existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction and ensure that each Borrower is owned, directly or through other companies, by the Corporate Guarantor;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clause 1.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Provision of financial statements

send to the Bank (or procure that is sent):

(a)	as soon as possible, but in no event later than 120 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Bank) consolidated accounts of the Group (commencing with the financial year ending 31 December 2016);

(b)	as soon as possible, but in no event later than 90 days after the end of each of its financial quarters, the Group’s unaudited management-prepared consolidated balance sheets, cash flow statements and profit and loss accounts for (i) that 3 month period and (ii) the whole of the then current financial year up to the end of that 3 month period, certified as to their correctness by the chief financial officer of the Corporate Guarantor;

8.1.7	Compliance Certificates

deliver to the Bank on (i) the date on which the annual audited accounts are delivered under clause 8.1.6(a) and (ii) on the date on which the quarterly reports are delivered under clause 8.1.6(b), a Compliance Certificate (which shall amongst other things set out computations as to compliance with clause 8.1.17 (Financial Covenants)), together with such supporting information as the Bank may require, duly signed by an authorised person on behalf of the Corporate Guarantor;

8.1.8	Provision of further information

(a)	provide the Bank, and procure that the Corporate Guarantor provides the Bank, with such financial or other information concerning the Borrowers, the other Group Members and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels and any other ship owned by any Group Member as the Bank may from time to time reasonably require and, without the need for any request therefor provide to the Bank (unless disclosed in the Group’s public filings) information of any significant nature in respect of a Borrower and/or any other Group Member including, but not limited to, details of any loans borrowed or repaid by any of them, the purchase or sale of any substantial assets (including ships) by any of them and/or the restructuring of any loan of which any of them is a borrower; and

(b)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against a Security Party, any of the direct or indirect owners of a Security Party, any Affiliate of a Security Party, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose the same;

8.1.9	Reimbursement of MII & MAP Policy premiums

whether or not any amount is borrowed under this Agreement, reimburse the Bank on the Bank’s written demand the amount of the premium payable by the Bank for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.10	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.11	Compliance with ISM Code

comply with, and will procure that any Operator will comply with, and ensure that the Mortgaged Vessels and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgage or the Deed of Covenant (as the case may be));

8.1.12	Withdrawal of DOC and SMC

immediately inform the Bank if there is any actual withdrawal of their or any Operator’s DOC or the SMC of either Mortgaged Vessel;

8.1.13	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Bank of the receipt by either Borrower or any Operator of notification that its application for a DOC or any application for an SMC for any Mortgaged Vessel has been refused;

8.1.14	ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Mortgaged Vessel; and

(c)	procure that each Mortgaged Vessel will comply at all times with the ISPS Code;

8.1.15	Compliance with Laws and payment of taxes

(a)	comply with, and will ensure that the Manager, the Corporate Guarantor and the Vessels comply with, all relevant Environmental Laws, laws, statutes and regulations and pay all taxes for which it is liable as they fall due and has or have at all times all trading certificates necessary to carry out the trade in which the Vessel is engaged at any relevant time; and

(b)	comply, and will use best endeavours to procure that each Security Party and each other Group Member will, comply in all respect with all Sanctions;

8.1.16	Charters etc.

(i) deliver to the Bank a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Bank’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Bank in connection with any such Charter Assignments, forthwith following the Bank’s demand;

8.1.17	Financial Covenants

procure that:

(a)	at no time shall the Liquidity of the Group be less than USD40,000,000;

(b)	the Net Worth of the Group shall at all times be equal to or more than USD125,000,000;

(c)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated (a) in respect of VLCCs over which there is a mortgage securing the Notes, in accordance with Clause 8.2.2 but taking into account the benefit or burden of any charterparty or other engagement concerning those VLCCs and (b) in respect of all other vessels, in accordance with Clause 8.2.2) shall be at all times less than 75%; and

(d)	there is standing to the credit of each Earnings Account at all times throughout the Facility Period at least USD250,000;

8.1.18	Indebtedness

not incur any Indebtedness other than (i) in the ordinary course of trading the Vessel of which it is the owner or (ii) with the prior written consent of the Bank;

8.1.19	Trading

not permit either Vessel to trade in any area prohibited by the government of the Flag State;

8.1.20	Inspection

permit the Bank, at the cost of the Borrowers and upon receipt of at least 15 days written notice, by surveyors or other persons appointed by it for such purpose, to board any Mortgaged Vessel (i) while no Event of Default has occurred or is continuing, no more than once per calendar year during the Facility Period and (ii) following the occurrence of an Event of Default which is continuing, unremedied and unwaived, at any time, provided in each case that the Bank shall use reasonable endeavours to ensure that such inspections or surveys shall not interfere with the operation of each Vessel for the purpose of inspecting or surveying her and to afford all proper facilities for such inspections or survey and for this purpose to give the Bank reasonable advance notice of any intended drydocking of each Vessel (whether for the purpose of classification, survey or otherwise) and to pay the costs in respect of each such inspection or survey;

8.1.21	Class/management

ensure that each Vessel maintains its Classification without any overdue recommendation (save as agreed by the Bank in writing) and that each Vessel is managed by the Manager at all relevant times;

8.1.22	Subordination

(a)	procure that all claims of any Subordinated Creditor or (save for claims arising out of or incurred in the ordinary course of business) any other creditor against either Borrower are fully subordinated by such Subordinated Creditor or creditor to the rights of the Bank under the Security Documents on terms of a Subordination Deed; and

(b)	forthwith on the Bank’s request, procure that such Subordinated Creditor shall execute Subordinated Debt Security in favour of the Bank.

8.1.23	Classification Society undertaking

if so requested by the Bank, on or before the Drawdown Date, or immediately on any change of Classification Society for either Vessel, irrevocably instruct (in such form as the Bank may require in its sole discretion) the Classification Society of each Vessel to do all or any of the following during the Facility Period (and use reasonable endeavours to procure that the Classification Society undertakes with the Bank at such time):

(a)	to send to the Bank, following receipt of a written request from the Bank, certified true copies of all original class records held by the Classification Society in relation to that Vessel;

(b)	to allow the Bank (or its agents), at any time and from time to time, to inspect the original class and related records of the relevant Owner and that Vessel at the offices of the Classification Society and to take copies of them;

(c)	to notify the Bank immediately if the Classification Society:

(i)	receives notification from the relevant Owner or any person that that Vessel’s Classification Society is to be changed;

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Vessel’s class under the rules or terms and conditions of that Owner’s or that Vessel’s membership of the classification society; or

(iii)	has imposed any requirements or recommendations in respect of the Vessel which have not been complied with in accordance with their terms;

(d)	following receipt of a written request from the Bank:

(i)	to confirm that the relevant Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Bank in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society;

8.1.24	“Know your customer”

promptly on the Bank’s request supply to it any documentation or other evidence that is reasonably required by the Bank (whether for itself or on behalf of any person to whom the Bank may, or may intend to, transfer any of its rights or obligations under this Agreement) to enable the Bank:

(a)	to carry out and be satisfied it has complied with all necessary “know your customer” requirements that the Bank is obliged to carry out under all applicable laws and regulations pursuant to or applicable to the transactions contemplated in this Agreement; and

(b)	to comply with its obligations under all applicable laws and regulations to prevent money laundering and corruption and to conduct ongoing monitoring of the business relationship with the Security Parties.

The Borrowers will promptly notify the Bank of any changes in any information supplied by any of them relating to any matter referred to in clause 8.1.24(a) or clause 8.1.24(b), such as:

(i)	a change in any Security Party’s board of directors.

(ii)	a change in the legal or beneficial ownership of 30% or more of the Corporate Guarantor’s issued share capital, as well as information about a natural person acquiring a legal or beneficial interest in 30% or more of the Corporate Guarantor’s issued share capital

(iii)	a change in the nature of any Security Party’s business from that which it carries on at the date of this Agreement, as well as information about any Security Party starting or ceasing to carry on business in a country apart from Greece; and

(iv)	a change in the any Security Party’s corporate objectives;

8.1.25	Class records

arrange for the Bank to have access electronically to the class records of either Vessel by either (i) arranging for the relevant Classification Society to give the Bank direct access to such class records or (ii) designating the Bank as a user or administrator of the Borrowers’ electronic accounts with the relevant Classification Society;

8.1.26	Insurance opinion

provide the Bank on request, at the Borrowers’ cost, with an opinion from insurance consultants on the insurances effected or to be effected in respect of each Vessel, confirming that each Vessel is insured on terms approved by the Bank or, if such insurance opinion has been obtained by the Bank, shall reimburse the Bank for the cost of such opinion;

8.1.27	Sanctions

(a)	not be, and shall procure that each other Group Member and each Affiliate of any of them and any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(b)	not, and shall procure that no other Group Member or any Affiliate of any of them shall, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Bank;

(c)	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Bank in its name or in the name of any other member of the Group or any Affiliate of any of them;

(d)	and shall procure that each other Group Member and any Affiliate of any of them will, to the extent permitted by law, promptly upon becoming aware of them, supply to the Bank details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority;

(e)	not, and shall procure that no other member of the Group or any Affiliate of any of them will, directly or indirectly, make available any proceeds of the Loan to fund or facilitate trade, business or other activities (i) involving or for the benefit of any Restricted Person or (ii) in any other manner that could result in either Borrower or the Bank being in breach of any Sanctions or becoming a Restricted Person, or permit or authorise any other person to do either of (i) or (ii) above;

8.1.28	Anti-bribery

the Borrowers shall ensure that neither they nor any of their respective Affiliates, officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business;

8.1.29	Delivery of reports

at all times following the occurrence of an event of Default or otherwise on the Banks’ request, deliver to the Bank, and procure that the Corporate Guarantor shall deliver to the Bank, concurrently with the issue thereof as many Certified Copies as the Bank may reasonably require of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally;

8.1.30	Vessel information

provide the Bank promptly on request with all such information as it may from time to time require in relation to each Vessel, her Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as copies of all original class records held by the Classification Society in relation to each Vessel, all reports of port state control inspections of each Vessel and information on the financial and operating performance of each Vessel in such form as the Bank may approve or require and all such information as it may from time to time require to determine the Valuation Amount of each Vessel in accordance with clause 8.2.2

8.1.31	Insolvency

procure that none of the Corporate Guarantor or any other material creditor of either Borrower presents a petition or gives notice which could result in either Borrower being declared insolvent or being dissolved or in the appointment of an administrator of either Borrower or have an effect equivalent or similar thereto;

8.1.32	Transactions with associated companies

not enter into any transactions with any Group Member, other than on arm’s length terms;

8.1.33	Technical reports

deliver to the Bank, and shall procure that the Manager shall deliver to the Bank, on request copies of the latest complete technical reports in respect of each Vessel;

8.1.34	Money Laundering

(i)	provide the Bank with information, certificates and any documents required by the Bank to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering; and

(ii)	notify the Bank as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed after the date of this Agreement;

8.1.35	Further assurance

procure that:

(a)	each Security Party shall promptly do all such acts or execute and (as appropriate) deliver all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Bank may reasonably specify (and in such form as the Bank may reasonably require):

(i)	to perfect the Encumbrance created or intended to be created by that Security Party under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Bank provided by or pursuant to the Security Documents or by law;

(ii)	to confer on the Bank Encumbrance over any property and assets of that Security Party located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)	each Security Party shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Bank by or pursuant to the Security Documents;

8.1.36	Loans

procure that the Corporate Guarantor will not make or maintain any loan or grant any credit to any member of the Navios Group or associated company of any of them except, subject to there having occurred no breach of clause 8.1.17 and no such breach being thereby caused, in an aggregate amount of USD150,000,000 during the Facility Period;

8.1.37	Share capital and distribution

procure that the Corporate Guarantor shall not declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its partners, members or shareholders, as the case may be, except the Corporate Guarantor may pay dividends or make any distributions to its partners, members or shareholders, as the case may be, only (i) if there has not occurred any Event of Default and (ii) no Event of Default would occur as a result of such payment or distribution.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the Drawdown Date the Security Value shall be less than the Required Security Amount, the Bank shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers must either:

(a)	prepay within a period of fifteen (15) Banking Days of the date of receipt by the Borrower of the Bank’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)	within thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice either constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank in its discretion having a value for security purposes at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.6 and 4.7 shall apply to prepayments under clause 8.2.1 provided that the Bank shall apply such prepayments in reduction of the repayment instalments under clause 4.1 pro rata and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of Mortgaged Vessels

each Vessel shall, for the purposes of this Agreement, be valued in USD by taking a valuation prepared by an Approved Broker appointed by the Borrowers, each such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessels and if an Approved Broker gives a range of values, then the arithmetic mean of such values shall be used for the purposes of this clause,

Provided that for the purpose of determining the Valuation Amounts of the Vessels prior to the Drawdown Date (as referred to in Schedule 2 Part B (j) (Valuation), each Vessel shall, for the purposes of this Agreement, be valued in USD by taking the arithmetic mean of valuations prepared by two Approved Brokers appointed by the Borrowers, each such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessels and if an Approved Broker gives a range of values, then the arithmetic mean of such values shall be used for the purposes of this clause, provided that if such two valuations vary by more than 10% then the Bank shall appoint a third Approved Broker to provide a valuation and the Valuation Amount shall be the average of such three valuations

Valuations shall be obtained and received by the Bank:

(a)	prior to (but dated no more than 30 days prior to) the Drawdown Date;

(b)	at quarterly intervals (on each date on which the Borrowers are required pursuant to Clause 8.1.7 to deliver a Compliance Certificate to the Bank); and

(c)	(in addition to (a) and (b) above) at any other time as the Bank shall require (in its absolute discretion).

The Approved Brokers’ valuations for each Vessel on each such occasion shall constitute the Valuation Amount of that Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrowers undertake with the Bank to supply to the Bank and to the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with the obtaining and any determining of any Valuation Amount pursuant to clause 8.2.2 must be paid by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and if the additional security is in the form of cash it shall be (i) in USD and (ii) its face value.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with the Bank that, from the Execution Date until the end of the Facility Period, they will not, without the prior written consent of the Bank:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of either Borrower or any other person;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any change to the legal or beneficial ownership of their shares from that existing at the Execution Date;

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not, which could have a material (in the reasonable opinion of the Bank) adverse effect on the ability of the Borrowers to perform their obligations under the Security Documents to which they are a party;

8.3.4	Other business or manager

undertake any business other than the ownership and operation of the Vessels or employ anyone other than the Manager as commercial and technical manager of the Vessels;

8.3.5	Acquisitions and investments

(a)	acquire any further assets other than the Vessels and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Vessels;

(b)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(c)	transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing);

8.3.6	No borrowing

and shall procure that the Corporate Guarantor will not, incur any Indebtedness unless, in the case of the Corporate Guarantor, incurring such Indebtedness would not lead to a breach of the undertakings in clause 8.1.17, in which case the Corporate Guarantor may incur such Indebtedness;

8.3.7	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents or as otherwise disclosed in writing by the Borrowers to the Bank on or prior to the date of this Agreement;

8.3.8	Guarantees

issue any guarantees or otherwise become directly or contingently liable, or give security or quasi security for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for (i) guarantees from time to time required in the ordinary course of business and/or by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of a Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of a Vessel and (ii) such other guarantees to which the Bank shall have consented in writing;

8.3.9	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.10	Sureties

permit any Indebtedness of either Borrower to any person (other than the Bank pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business and in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Vessel);

8.3.11	Subsidiaries/shares

form or acquire any Subsidiaries or issue any new shares;

8.3.12	Change of name, Manager, flag or class

change the name, Manager, flag, Classification or Classification Society of either Vessel;

8.3.13	Charters

(a)	without the prior written consent of the Bank and then, if such consent is given, only subject to such conditions as the Bank may impose, let or agree to let a Vessel:

(i)	on demise charter for any period; or

(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed eleven (11) months’ duration; or

(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	below a fair and reasonable arm’s length rate obtainable at the time when the relevant Vessel is fixed

8.3.14	Nuclear waste

permit either Vessel to carry nuclear waste or radioactive material;

8.3.15	Underlying Documents

make any material change to, or terminate any, Underlying Documents or waive or fail to enforce any breach by any party thereunder;

8.3.16	Restricted Persons

have, and shall use reasonable endeavours to procure that no Group Member will have, any course of dealings, directly or indirectly, with any Restricted Person;

8.3.17	Change in constitutional documents

amend or vary its constitutional documents;

8.3.18	Employees

employ any person except the Master, officers and crew of the Vessel owned by it;

8.3.19	Civil merchant trading

permit either Vessel to be used other than as a civil merchant trading vessel;

8.3.20	Investments

make any investment of any kind or acquire any asset other than the Vessel owned by it without the prior written consent of the Bank; or

8.3.21	FATCA

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so.

9	CONDITIONS

9.1	Documents and evidence

The Bank’s obligation to make available the Loan is subject to the following conditions precedent:

9.1.1	that, on or before the service of the Drawdown Notice hereunder, the Bank has received the documents described in Part A of Schedule 2 in form and substance satisfactory to the Bank and its lawyers;

9.1.2	that, on or before drawdown of the Loan the Bank has received the documents described in Part B of Schedule 2 in respect of each Vessel in form and substance satisfactory to the Bank and its lawyers; and

9.1.3	no Default having occurred and being continuing and there being no Default which would result from the making of the Loan.

9.2	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.3	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may reasonably request and the Borrowers must, not later than two (2) Banking Days prior to such date, deliver to the Bank (at the Borrowers’ expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

9.4	Conditions subsequent

The Borrowers undertake to deliver or to cause to be delivered to the Bank on or as soon as practicable after the Drawdown Date the additional documents and other evidence listed in Part C of Schedule 2.

9.5	English language

All documents required to be delivered under and/or supplied in connection with any of the Security Documents must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Bank.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Bank within two (2) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: either Owner or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower or any other person commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8, or a breach occurs of clause 7.1.37; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above and clause 10.1.30 (Sanctions) below) unless such breach or omission, in the opinion of the Bank is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within ten (10) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5

Cross-default: any Indebtedness of either Borrower in an amount exceeding one million Dollars (USD1,000,000) or any Indebtedness of the Corporate Guarantor and/or any of its Subsidiaries in an amount exceeding ten million Dollars (USD10,000,000) is not paid when due (subject to applicable grace periods) or any Indebtedness of such person becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant person of a voluntary right of prepayment or as a result of the sale or Total Loss of a ship pursuant to the terms of any relevant loan agreement), or any creditor of either Borrower and/or the Corporate Guarantor and/or any of its Subsidiaries becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6	Execution: any uninsured judgment or order made against any Security Party (other than the Manager) is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party (other than the Manager) and is not discharged within thirty (30) days; or

10.1.7	Insolvency: any Security Party (other than the Manager) is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or suffers the declaration by any court, liquidator, receiver or administrator of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party (other than the Manager) without the Bank’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Bank’s prior written consent; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party (other than the Manager) or an order is made or resolution passed for the dissolution or winding up of any Security Party (other than the Manager) or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party (other than the Manager) or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party (other than the Manager); or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party (other than the Manager) or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Part(other than the Manager) y; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken by any Security Party (other than the Manager) or by any of its creditors with a view to the general readjustment or rescheduling of all or a substantial part of its Indebtedness; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party (other than the Manager), in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party (other than the Manager) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party (other than the Manager) suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Bank, such consent not to be unreasonably withheld; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party (other than the Manager) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Arrest: a Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of fifteen (15) Banking Days thereafter (this clause does not include capture of a Vessel by pirates for up to 12 months (but does apply if such capture exceeds 12 months) if relevant underwriters confirm in writing (in customary terms) within ninety (90) day of capture, that such capture will be covered by the relevant Borrower’s war risks insurance); or

10.1.21	Registration: the registration of a Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank; or

10.1.22	Unrest: the Flag State of a Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Banks within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Bank be expected to have a material adverse effect (i) on the business, assets or financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.24	P&I: an Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25	Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.26	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.27	Ownership/management: there is any change in the direct or indirect ownership of either Borrower or either Vessel or change of Manager of either Vessel without the prior written consent of the Bank;

10.1.28	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union;

10.1.29	Material adverse change: there occurs a material adverse change in the financial prospects of the Borrowers or the Corporate Guarantor which, in the reasonable opinion of the Bank could prejudice the ability of the Borrowers and/or the Corporate Guarantor to fulfil their respective obligations under the Security Documents either on time or at all;

10.1.30	Sanctions: a Security Party fails to comply with clause 7.1.37 (Sanctions) or clause 8.1.27 (Sanctions) of this Agreement.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default so long as the same is continuing:

10.2.1	by notice to the Borrowers declare that:

(i)	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall immediately be cancelled; and/or

(ii)	the Loan and all interest and commitment commission accrued and all other sums payable whensoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in otherwise accordance with the terms of such notice, become due and payable;

10.2.2	exercise any or all of its rights, remedies, powers or discretions under the Security Documents.

10.3	Demand basis

If, under clause 10.2.2, the Bank has declared the Loan to be due and payable on demand, at any time thereafter the Bank may by further notice to the Borrowers demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable accordingly with all interest and commitment commission accrued and all other sums payable under this Agreement.

11	INDEMNITIES

11.1	General indemnity

Each Borrower agrees to indemnify the Bank on demand, without prejudice to any of the Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, any Break Costs) which the Bank shall certify as sustained at any time by it in connection with this Agreement or Sanctions (unless such loss is caused by the Bank’s gross negligence or wilful misconduct.

11.2	Environmental indemnity

The Borrowers shall indemnify the Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Bank which would not have been, or been capable of being, made or asserted against the Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrowers shall promptly indemnify the Bank on demand against any cost incurred or loss suffered by the Bank as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Bank under clause 11.2.

12	UNLAWFULNESS AND INCREASED COSTS MITIGATION

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Bank notifies the Borrowers that by reason of:

(a)	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

(b)	compliance by the Bank with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Bank to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrowers shall be obliged to prepay the Loan either immediately or on a future date (specified in the Bank’s notice) not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrowers under this Agreement.

12.2	Increased costs

If the Bank certifies to the Borrowers that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or compliance therewith or any change therein (including any change designed to strengthen any capital standards or introduce minimum liquidity or other requirements referenced in any regulations and including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of the Bank) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Bank or its holding company allocates capital resources to the Bank’s obligations hereunder) is to:

12.2.1	subject the Bank to Taxes or change the basis of Taxation of the Bank relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4	reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6	require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) the Borrowers must on demand either:

(a)	pay to the Bank the amount which the Bank certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss; or

(b)	prepay the Loan, in respect of which prepayment the terms of clause 4.6 shall apply.

For the purposes of this clause 12.2 and clause 12.4 “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	SECURITY, SET-OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank as follows, or in such other order as the Bank may require in its absolute discretion:

13.1.1	first in or toward payment of all unpaid fees, commissions, sums which have been demanded by way of indemnity and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment to the Bank for any loss which the Bank certifies it has suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5	fifthly in or towards payment to the Bank of any other sums which the Bank certifies are owing to it under any of the Security Documents; and

13.1.6	sixthly the surplus (if any) shall be paid to the Borrowers or to whomsoever else may appear to the Bank to be entitled to receive such surplus.

The order of application set out in clauses 13.1.1 to 13.1.6 may be varied by the Bank without any reference to, or consent or approval from, the Borrowers upon the occurrence of an Event of Default.

13.2	Set-off

13.2.1	Each Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which either Borrower is then entitled standing upon any account of the Borrowers or either of them with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrowers to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrowers prior to or upon the exercise or purported exercise of any right of set-off.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrowers undertake with the Bank to ensure that, throughout the Facility Period, the Security Documents shall be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Bank shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement the Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Bank or any of its representatives or employees) (iii) any act of God

(iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Bank or (vi) any other circumstances whatsoever outside the Bank’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by both parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Bank.

14	ACCOUNTS

14.1	General

Each Borrower undertakes with the Bank that it will ensure that:

14.1.1	it will on or before the Drawdown Date, open an Earnings Account in its name and the Retention Account in the joint name of the Borrowers;

14.1.2	there is standing to the credit of each Earnings Account not less than USD250,000 at all times throughout the Facility Period; and

14.1.3	all moneys payable to either Borrower in respect of the Earnings (as defined in the relevant Mortgage or Deed of Covenant (as the case may be)) of its Mortgaged Vessel shall, unless and until the Bank directs to the contrary pursuant to the provisions of the relevant Mortgage or Deed of Covenant (as the case may be), be paid to its Earnings Account, Provided however that if any of the moneys paid to either Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account denominated in such currency (except that if the Borrowers fail to open such a sub-account, the Bank shall then convert such moneys into USD at the Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Accounts: Application and withdrawals

Any sums standing to the credit of the Earnings Accounts may be applied from time to time:

14.2.1	firstly to make the payments required under this Agreement;

14.2.2	secondly in or towards making the transfers to the Retention Account required to be made pursuant to clause 14.3;

14.2.3	thirdly, subject to no Event of Default having occurred, in the operation of the Vessels; and

14.2.4	fourthly, subject to (i) there being at any time sufficient funds to pay amounts due under 14.2.1 to 14.2.3 above as they fall due, (ii) clause 8.1.17(d) and clause 14.1.2 being complied with and (ii) no Event of Default having occurred, for the general corporate purposes of the Borrowers.

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, apply all moneys then standing to the credit of the Earnings (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.3	Monthly retentions

The Borrowers undertake with the Bank that, throughout the Facility Period, commencing on the date falling one month after the Drawdown Date and on the same day in each subsequent month, there is transferred to the Retention Account out of the aggregate Earnings received in each Earnings Account during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment falling due under clause 4.1 on the next Repayment Date; and

(b)	the applicable fraction of the aggregate amount of interest which is payable on the next due date for payment of interest for the Loan under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the current Interest Period ends after the next date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

14.4	Shortfall in Earnings

If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under clause 14.3, the Borrowers shall on demand from the Bank make up the amount of the insufficiency by payment in Dollars to the Retention Account; but, without thereby prejudicing the Bank’s right to make such demand at any time, the Bank may permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under clause 14.3 from the Earnings received in the next or the subsequent months.

14.5	Location of Accounts

The Borrowers shall promptly :

(a)	comply with any requirement of the Bank as to the location or re location of the Accounts; and

(b)	execute any documents which the Bank specifies to create or maintain in favour of the Bank an Encumbrance over the Accounts.

14.6	Charging of accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Security.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

The Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Bank.

15.3	Assignment by Bank

The Bank may, without the consent of the Borrowers, assign all or any part of its rights under any of the Security Documents to any other bank or financial institution (an “Assignee”).

15.4	Transfer by Bank

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) (i) if such transfer is to any bank or financial institution affiliated to the Bank, or if made while an Event of Default is continuing, without the consent of the Borrowers or (ii) if such transfer is to any arm’s length bank or financial institution, with the prior consent of the Borrowers, such consent not to be unreasonably withheld, provided always that any such Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Bank’s obligations under this Agreement.

15.5	Documentation

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or 15.4 the Borrowers undertake, immediately on being requested to do so by the Bank , to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Bank shall be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.

15.7	Securitisation

The Bank may include all or any part of the Loan in a securitisation or similar transaction after consultation with, and after giving 45-day notice to, the Borrowers but without the consent of the Borrowers. The Borrowers will assist the Bank as necessary to achieve a successful securitisation (or similar transaction) Provided that the Borrowers shall not be required to bear any third party costs related to any such securitisation and need only provide such information which any third parties may reasonably request.

Provided that the Bank may only give, divulge and reveal such information as the Borrowers would be authorised to disclose in accordance with the rules and regulations of the public stock exchange in which it is listed and the recipient of such information which is not of a public nature shall execute a confidentiality agreement in relation to such information.

15.8	Disclosure of information

The Borrowers hereby do, and shall procure that the other Security Parties do, irrevocably authorise the Bank to give, divulge and reveal from time to time information and details relating to their accounts, the Vessels, the Security Documents, the Loan, the Commitments and any agreement entered into by a Borrower and/or a Security Party or information provided by a Borrower or a Security Party in connection with the Security Documents to:

(a)	any public or internationally recognised authorities that are entitled to and have requested to obtain such information;

(b)	the Bank’s head office, branches and affiliates and professional advisors;

(c)	any other parties to the Security Documents;

(d)	a rating agency or their professional advisors;

(e)	any person with whom the Bank proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment, and

(f)

any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangements or other transaction in relation to the Loan or its Commitment, including without limitation, for purposes in connection with a securitisation or similar transaction or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Bank’s rights and obligations,

Provided that, in respect of paragraphs (d), (e) and (f) above, the Bank may only give, divulge and reveal such information as the Borrowers would be authorised to disclose in accordance with the rules and regulations of the public stock exchange in which it is listed and the recipient of such information which is not of a public nature shall execute a confidentiality agreement in relation to such information.

15.9	No additional costs

If at the time of, or immediately after, any assignment and/or transfer by the Bank of all or any part of its rights and/or benefits and/or obligations under this Agreement, or any change in the office through which the Bank lends for the purposes of this Agreement, the Borrowers would be obliged to pay to the Assignee or Transferee or (in the case of a change of lending office) the Bank under clause 6.6 or 12.2 any sum exceeding the sum (if any) which it would have been obliged to pay to the Bank under the relevant clause had no such assignment, transfer or change taken place, the Borrowers shall not be obliged to pay such excess.

16	NOTICES

16.1	General

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	subject to clause 16.2.2 and clause 16.2.4 notices to the Borrowers shall be deemed to have been given and shall take effect when received in full legible form by the Borrowers at the address and/or the fax number appearing below (or at such other address or fax number as the Borrowers may hereafter specify for such purpose to the Bank by notice in writing);

Address	c/o Navios Maritime Acquisition Corporation
85 Akti Miaouli
Piraeus
Greece

Fax no:	+ 30 210 453 1984

16.2.2	notwithstanding the provisions of clause 16.2.1 or clause 16.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Bank to the Borrowers to the address or fax number referred to in clause 16.2.1;

16.2.3	subject to clause 16.2.4, notices to the Bank shall be deemed to be given, and shall take effect, when received in full legible form by the Bank at the address and/or the fax number appearing below (or at any such other address or fax number as the Bank may hereafter specify for such purpose to the Borrowers by notice in writing);

Address	Coolsingel 93
3012 AE Rotterdam
The Netherlands

Attn:	ECT Transportation Clients
Fax no:	+31 (0) 10 401 53 23

16.2.4	if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17	BORROWERS’ OBLIGATIONS

17.1	Joint and several

Regardless of any other provision in any of the Security Documents, all obligations and liabilities whatsoever of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it becomes a party notwithstanding that the other Borrower may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrower, whether or not the deficiency is known to the Bank.

17.2	Borrowers as principal debtors

Each Borrower acknowledges that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of any of the Security Documents and agrees that the Bank may continue to treat it as such, whether or not the Bank is or becomes aware that such Borrower is or has become a surety for the other Borrower.

17.3	Indemnity

The Borrowers undertake to keep the Bank fully indemnified on demand against all claims, damages, losses, costs and expenses arising from any failure of either Borrower to perform or discharge any purported obligation or liability of that Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrower on any ground whatsoever, whether or not known to the Bank including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

17.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under any Security Document shall be discharged or reduced by reason of:

17.4.1	the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of either Borrower or any other person liable;

17.4.2	the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, either Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from either Borrower or any other person liable; or

17.4.3	anything done or omitted which but for this provision might operate to exonerate the Borrowers or either of them.

17.5	Recourse to other security

The Bank shall not be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Security Documents against either Borrower or any other person liable and no action taken or omitted by the Bank in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under the Security Documents to which either of them is, or is to be, a party.

17.6	Waiver of Borrowers’ rights

Each Borrower agrees with the Bank that, throughout the Facility Period, it will not, without the prior written consent of the Bank:

17.6.1	exercise any right of subrogation, reimbursement and indemnity against the other Borrower or any other person liable under the Security Documents;

17.6.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable for such Indebtedness or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

17.6.3	take any steps to enforce any right against the other Borrower or any other person liable in respect of any such moneys; or

17.6.4	claim any set-off or counterclaim against the other Borrower or any other person liable or claim or prove in competition with the Bank in the liquidation of the other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrower or any other person liable or any security granted under any Security Document now or hereafter held by the Bank for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Bank shall require.

18	GOVERNING LAW

18.1	Law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

19	JURISDICTION

19.1	Exclusive jurisdiction

For the benefit of the Bank, and subject to clause 19.4 below, the Borrowers hereby irrevocably agree that the courts of England shall have exclusive jurisdiction:

19.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

19.1.2	to grant interim remedies or other provisional or protective relief.

19.2	Submission and service of process

The Borrowers accordingly irrevocably and unconditionally submit to the jurisdiction of the English courts. Without prejudice to any other mode of service each Borrower:

19.2.1	irrevocably empowers and appoints HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

19.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

19.2.3	agrees that failure by a process agent to notify the Borrowers of service of process will not invalidate the proceedings concerned;

19.2.4	without prejudice to the effectiveness of service of process on its agent under clause 19.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2;

19.2.5	agrees that if the appointment of any person mentioned in clause 19.2.1 ceases to be effective, the Borrowers shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment with in seven (7) days the Bank shall thereupon be entitled and is hereby irrevocably authorised by the Borrowers in those circumstances to appoint such person by notice to the Borrowers.

19.3	Forum non conveniens and enforcement abroad

The Borrowers:

19.3.1	waive any right and agree not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 19.1; and

19.3.2	agree that a judgment or order of an English court in a dispute or other matter falling within clause 19.1 shall be conclusive and binding on the Borrowers and may be enforced against it in the courts of any other jurisdiction.

19.4	Right of Bank, but not Borrowers, to bring proceedings in any other jurisdiction

19.4.1	nothing in this clause 19 limits the right of the Bank to bring proceedings, including third party proceedings, against the Borrowers or either of them, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

19.4.2	the obtaining by the Bank of judgment in one jurisdiction shall not prevent the Bank from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

19.5	Enforceability despite invalidity of Agreement

The jurisdiction agreement contained in this clause 19 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

19.6	Effect in relation to claims by and against non-parties

19.6.1	for the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with or in any way related to any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by the Bank pursuant thereto or which would, if brought by the Borrowers or either of them against the Bank, have been required to be brought in the English courts;

19.6.2	neither Borrower shall bring or pursue any Foreign Proceedings against the Bank and each Borrower shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Bank;

19.6.3	If, for any reason whatsoever, any Security Party and/or any third party brings or pursues against the Bank any Foreign Proceedings, the Borrowers shall indemnify the Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Bank certifies as having been incurred by it;

19.6.4

the Bank and the Borrowers hereby agree and declare that the benefit of this clause 19 shall extend to and may be enforced by any officer, employee, agent or business associate of the Bank against whom either Borrowers brings a claim in connection howsoever with (i) any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Bank pursuant thereto, or which, if it were brought against the Bank, would fall within the material scope of clause 19.1. In those circumstances this clause 19 shall be read and construed as if references to the Bank were references to such officer, employee, agent or business associate, as the case may be.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Execution page

SIGNED as a DEED by PETER KALLIFIDAS for and on behalf of AMORGOS SHIPPING CORPORATION pursuant to a Power of Attorney dated 23 January 2017 in the presence of: /s/ Ronan Le Dû	) ) ) ) ) )	/s/ Peter Kallifidas Attorney-in-fact

SIGNED as a DEED by PETER KALLIFIDAS for and on behalf of ANDROS SHIPPING CORPORATION pursuant to a Power of Attorney dated 23 January 2017 in the presence of: /s/ Ronan Le Dû	) ) ) ) ) )	/s/ Peter Kallifidas Attorney-in-fact

SIGNED by ROBIN PARRY for and on behalf of ABN AMRO BANK N.V. in the presence of: /s/ Ronan Le Dû	) ) )	/s/ Robin Parry